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                                                                   EXHIBIT 23.3


                              CONSENT OF KPMG LLP


The Board of Directors
divine, inc.:

We consent to the incorporation by reference in this registration statement on Form S-4 of divine, inc. of our report dated March 29, 2002, with respect to the consolidated balance sheets of divine, inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000, and for the period from May 7, 1999 (inception) through December 31, 1999, which report appears in the December 31, 2001 Annual Report on Form 10-K of divine, inc., and to the references to our firm under the headings "Selected Historical and Pro Forma Financial Data" and "Experts" in the registration statement on Form S-4 and the related proxy statement/prospectus.

/s/KPMG LLP
KPMG LLP

Chicago, Illinois
August 14, 2002